Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Registration Statement (Form S-3ASR) and related Prospectus of United Airlines, Inc. for the registration of Pass Through Certificates, and to the incorporation by reference therein of our reports dated February 16, 2023 with respect to the consolidated financial statements of United Airlines Holdings, Inc. and United Airlines, Inc., and the effectiveness of internal control over financial reporting of United Airlines Holdings, Inc., included in their Annual Report (Form 10- K) for the year ended December 31, 2019, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

November 20, 2023